Exhibit 99.1

Butterfly Network Announces Pricing of $75.6 million Public Offering of Common Stock

1/29/2025

BURLINGTON, Mass. & NEW YORK--(BUSINESS WIRE) – Butterfly Network, Inc. (NYSE: BFLY) (“Butterfly” or the “Company”), a digital health company transforming care with portable, semiconductor-based ultrasound technology and intuitive software, today announced the pricing of an underwritten public offering of 24,000,000 shares of its Class A common stock (the “Common Stock”), at a public offering price of $3.15 per share. The gross proceeds to Butterfly from the offering, before deducting underwriting discounts and commissions and other offering expenses, are expected to be approximately $75.6 million. Butterfly has granted the underwriters a 30-day option to purchase up to an additional 3,600,000 shares of Common Stock at the public offering price, less underwriting discounts and commissions.

Butterfly intends to use the net proceeds from this offering to fund the development and commercialization of new and existing products and services, as well as for general corporate purposes.

TD Cowen, William Blair and Lake Street Capital Markets are the bookrunners for the proposed offering, which is expected to close on January 31, 2025, subject to the satisfaction of customary closing conditions.

The offering is being made pursuant to a shelf registration statement on Form S-3, including a base prospectus, that was filed with the Securities and Exchange Commission (the SEC) on August 8, 2023 and became effective on August 22, 2023. A preliminary prospectus supplement and accompanying prospectus relating to the offering were filed with the SEC and are available for free on the SEC’s website located at http://www.sec.gov. A final prospectus supplement and accompanying prospectus relating to the offering will be filed with the SEC and will be available for free on the SEC’s website located at http://www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to the offering may be obtained, when available from: TD Securities (USA) LLC, 1 Vanderbilt Avenue, New York, New York 10017, or by telephone at (855) 495-9846 or email at TD.ECM_Prospectus@tdsecurities.com; from William Blair & Company, L.L.C., The William Blair Building, 150 North Riverside Plaza, Chicago, Illinois 60606, or by telephone at (800) 621-0687 or email at prospectus@williamblair.com; or from Lake Street Capital Markets, LLC, 920 Second Avenue South, Suite 700, Minneapolis, Minnesota 55402, or by telephone at (612) 326-1305 or email at prospectus@lakestreetcm.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Butterfly Network

Butterfly Network, Inc. (NYSE: BFLY) is a healthcare company driving a digital revolution in medical imaging with its proprietary Ultrasound-on-Chip™ semiconductor technology and ultrasound software solutions. In 2018, Butterfly launched the world’s first handheld, single-probe, whole-body ultrasound system, Butterfly iQ. The iQ+ followed in 2020, and the iQ3 in 2024, each with improved processing power and performance by leveraging Moore’s Law. The iQ3 earned Best Medical Technology at the 2024 Prix Galien USA Awards, a prestigious honor and one of the highest accolades in healthcare. Butterfly’s innovations have also been recognized by Fierce 50, TIME’s Best Inventions and Fast Company’s World Changing Ideas, among other achievements.

Butterfly combines advanced hardware, intelligent software, AI, services, and education to drive adoption of affordable, accessible imaging. Clinical publications demonstrate that its handheld ultrasound probes paired with Compass™ enterprise workflow software, can help hospital systems improve care workflows, reduce costs, and enhance provider economics. With a cloud-based solution that enables care anywhere through next-generation mobility, Butterfly aims to democratize healthcare by addressing critical global healthcare challenges. Butterfly devices are available to trained healthcare practitioners across Africa, Asia, Australia, Europe, the Middle East, North America, and South America.

Forward Looking Statements

Statements contained in this press release regarding Butterfly’s expectations regarding the offering are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the anticipated closing date of the offering and the anticipated use of proceeds from the offering. These forward-looking statements are based upon Butterfly’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, Butterfly’s expectations regarding the completion of the offering, as well as those risks more fully discussed in the section entitled “Risk Factors” in Butterfly’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and in Butterfly’s subsequent filings with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. Butterfly undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Media and Investors Contact:

Heather Getz

Chief Financial and Operations Officer, Butterfly

investors@butterflynetwork.com